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                                                                    EXHIBIT 99.1

[LOGO]Triad
      HOSPITALS, INC.                                                   NEWS



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                                                           FOR IMMEDIATE RELEASE

Investor Contact:                                                 Media contact:
Deborah Little                                          Patricia G. Ball, Ed. D.
Investor Relations Coordinator                    Vice President, Marketing & PR
972-701-2259                                                        972-789-2719

                 Triad Announces Changes to Hospital Portfolio

         .  Acquires Remainder of SouthCrest Hospital, Tulsa, Oklahoma
               .  Sells Community Medical Center, Sherman, Texas
             .  Closes Mission Bay Hospital, San Diego, California


DALLAS, TX (January 2, 2001) - Triad Hospitals, Inc. (the "Company" or "Triad") (Nasdaq: TRIH) announced that it has agreed to acquire the remaining 50% interest in its SouthCrest Hospital ("SouthCrest") joint venture in Tulsa, Oklahoma, from its not-for-profit partner, Hillcrest Healthcare System ("Hillcrest"). The transaction is subject to regulatory approvals and is expected to close in January 2001.

SouthCrest, which opened in May 1999, is both Triad's and Tulsa's newest hospital. Still partly under development and in its initial start-up phase, the project incorporates an attractive, modern, acute care hospital with 116 all-private rooms and available space to add 32 more beds, plus an ambulatory surgery center and an adjacent medical office building. Triad will soon begin build-out of additional operating rooms to meet existing market demand.

The acquisition will consolidate 100% ownership and control of the hospital in Triad for the first time. The Company expects in the first quarter of 2001 to begin reporting SouthCrest's financial performance on a consolidated basis, instead of on an equity basis as it does now. Triad has managed the facility on behalf of the joint venture since it opened.

Under the terms of the agreement, Triad will pay Hillcrest approximately $44 million, Hillcrest's investment in the project. Triad will have an option to acquire an adjacent 26-acre parcel of land from Hillcrest for future expansion. SouthCrest will continue to participate in Hillcrest's joint contracting network that includes other Hillcrest hospitals in Tulsa. Under certain conditions and for a limited time, Hillcrest will have an option to repurchase a 49% interest in SouthCrest at then fair market value, subject to minimum valuations and minimum returns on investment to Triad; if Hillcrest were to exercise the option, Triad would retain governance of the facility and continue consolidating it for financial reporting.

"We are excited about acquiring SouthCrest and remain enthusiastic about the Tulsa market," said Triad Chairman and CEO, James D. Shelton. "Although still in the development phase, SouthCrest has progressed beyond the higher risk stage associated with the initial launch of a new hospital. Patient admissions continue to grow, and we expect the hospital to be a major provider in the market for years to come. We also expect the hospital to generate an attractive return on our investment."
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"We are especially pleased that SouthCrest will maintain its special relationship with our not-for-profit partner in Tulsa, Hillcrest HealthCare System," said Mr. Shelton. "We have enjoyed our partnership with Hillcrest and look forward to working cooperatively with them to serve the health care needs of Eastern Oklahoma in the years ahead."

Sherman and Mission Bay
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On December 14, the Company completed the sale of Community Medical Center of
Sherman ("Sherman") in Sherman, Texas, for $16 million, in accordance with plans previously announced by the Company. The sale included an ambulatory surgery center. The Company will recognize a gain on the sale in the fourth quarter of 2000.

On November 30, the Company closed Mission Bay Hospital ("Mission Bay") in San Diego, California, in accordance with plans previously announced by the Company not to continue operations at the hospital and not to proceed with a $150 million replacement hospital in northern San Diego County. The Company expects to incur an impairment charge and non-recurring operating losses related to the Worker Adjustment Training and Notification ("WARN") Act and other costs associated with closing the facility. The charges will be recorded in the fourth quarter of 2000.

Future Company Performance
--------------------------

"We remain comfortable with current estimates of earnings per share ("EPS") for Triad's fourth quarter of 2000 in the $0.06-0.10 range, excluding the gain on sale of Sherman and the impairment and non-recurring operating losses associated with closing Mission Bay," said Mr. Shelton. "We also remain comfortable with current estimates of EPS for 2001 in the $0.40-$0.50 range, after our consolidation of SouthCrest, our sale of Sherman and our closure of Mission Bay. We believe we are well positioned to complete our pending acquisition of Quorum Health Group, Inc., and we expect to provide further guidance about 2001 performance objectives for the combined companies after we refine plans for possible divestiture of select Quorum assets."

Triad owns and manages hospitals and ambulatory surgery centers in small cities and selected high-growth urban markets. Upon closing of these and other previously announced transactions, including its pending acquisition of Quorum Health Group, Inc. (Nasdaq: QHGI), the Company will own and manage 51 hospitals and 13 ambulatory surgery centers, with one additional ambulatory surgery center under development. The Company completed a spin-off and began operations as an independent company on May 11, 1999.

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This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company's filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially.

Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to "Company", "Triad", and "Triad Hospitals, Inc." as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.